EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement (No. 333-133652) on Form S-11 of our report dated March 27, 2009, relating to the consolidated financial statements and financial statement schedule of Grubb & Ellis Healthcare REIT, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Grubb & Ellis Healthcare REIT, Inc. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
April  21, 2009